EXHIBIT 5.1
                                                                    -----------

                     OPINION OF BLAKE, CASSELS & GRAYDON LLP
                    REGARDING THE LEGALITY OF THE TRUST UNITS

                                 [SEE ATTACHED]



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BLAKE, CASSELS & GRAYDON LLP
BARRISTERS & SOLICITORS | PATENT & TRADE-MARK AGENTS

                                            Suite 3500, East Tower, Bankers Hall
                                            855 - 2nd Street S.W.
                                            Calgary, Alberta, Canada
                                            T2P 4J8

December 7, 2006                            Telephone: 403.260.9600
                                            Facsimile: 403.260.9700
                                            www.blakes.com


Enerplus Resources Fund
The Dome Tower
3000, 333 - 7th Avenue SW
Calgary, Alberta  T2P 2Z1
Canada


Ladies and Gentlemen:

         We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on December 7, 2006 (the "REGISTRATION STATEMENT") relating to the issuance and sale by you of an additional 2,000,000 trust units ("TRUST UNITS") of Enerplus Resources Fund, a trust formed under the laws of Alberta ("ENERPLUS"), issuable in connection with rights (the "RIGHTS") granted pursuant to the Enerplus Resources Fund Trust Unit Rights Incentive Plan effective June 21, 2001 (as amended and restated February 1, 2006) (the "PLAN") in the manner set forth in the Registration Statement.

         We have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement, (ii) the Plan, (iii) Enerplus' Amended and Restated Trust Indenture dated January 1, 2004, (iv) certain resolutions of the Board of Directors of EnerMark Inc., on behalf of Enerplus, and (v) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

         Based and relying upon and subject to the foregoing, we are of the opinion that:

1. Enerplus has allotted and reserved the Trust Units to be issued and sold upon the exercise of the Rights.

2. Upon the exercise of the Rights and receipt by Enerplus of payment in full for the Trust Units, such Trust Units when sold as contemplated by the Plan will be duly and validly issued as fully paid and non-assessable.

         We are solicitors qualified to carry on the practice of law in the Province of Alberta, Canada only and we express no opinion as to any laws, or matters governed by any other laws,



        Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

          Montreal o Ottawa o Toronto o Calgary o Vancouver o New York
                         o Chicago o London o Beijing

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BLAKE, CASSELS & GRAYDON LLP
BARRISTERS & SOLICITORS | PATENT & TRADE-MARK AGENTS                     Page 2



other than the laws of the federal laws of Canada applicable therein. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                              Yours truly,

                                              /s/ Blake, Cassels & Graydon LLP